CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             IDF INTERNATIONAL, INC.


            Under Section 805 of the Business Corporation Law of the
                                State of New York


         We, being, respectively, the President and Secretary of IDF INTERNATIONAL, INC., a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), DO HEREBY CERTIFY AND SET FORTH THAT:

         FIRST:  The name of the Corporation is IDF International, Inc.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on the 27th day of March, 1991. Amendments to the Certificate of Incorporation were filed by the Department of State on the 25th day of February, 1998 and the 23rd day of March, 1998.

         THIRD: The Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding Articles Tenth, Eleventh, Twelfth and Thirteenth, which shall read as follows:

                  TENTH: All actions taken by the shareholders of the Corporation by written consent and not at a meeting of shareholders must be taken by no less than the unanimous written consent of all shareholders entitled to act with respect to such matter under the provisions of the New York Business Corporation Law.

                  ELEVENTH: Any action taken by shareholders which would have the effect of amending Article TENTH to permit shareholder action by less than unanimous written consent shall require 66.66% of the voting power of all outstanding shares entitled to vote thereon.

                  TWELFTH: Any action taken by shareholders which would have the effect of amending or eliminating the reference to the By-laws of the Corporation as determining the manner in which Special Meetings of Shareholders are called shall require 66.66% of the voting power of all outstanding shares entitled to vote thereon.

                  THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. The provisions of Article SIXTH, Article TENTH, Article ELEVENTH, Article TWELFTH or Article THIRTEENTH of this Certificate of Incorporation shall not be amended by the shareholders of the Corporation other than by a vote of no less than 66.66% of the outstanding shares of the Corporation entitled to vote on such matters as provided by the New York Business Corporation Law.


         FOURTH: The foregoing amendments to the Certificate of Incorporation of the Corporation were authorized, pursuant to section 803(a) of the Business Corporation law, by vote of the board of directors, followed by the affirmative vote of the holders of a majority of outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held on the 23rd day January, 1998, a quorum being present.

         IN WITNESS WHEREOF, the undersigned have executed and signed this certificate this 4th day of June, 1998.



                                            ---------------------------------
                                            Solon D. Kandel
                                            President



                                            ---------------------------------
                                            Sergio Luciani
                                            Secretary

                                       2